EXECUTION COPY

Membership Interest Option Agreement

This Membership Interest Option Agreement (the "Agreement") is made and entered into, effective as of March 22, 2011 (the "Effective Date"), by and between American Defense Systems, Inc., a Delaware corporation (the "Grantee"), West Coast Opportunity Fund, LLC, a Delaware limited liability company ("WCOF") and Centaur Value Fund, LP, a Delaware limited partnership ("CVP" and collectively with WCOF, the "Grantors"), with reference to the following facts:

Recitals:

A.           Pursuant to that certain Securities Redemption Agreement (the "Redemption Agreement") dated as of March 21, 2011, by and among Grantors and Grantees, Grantee distributed to the Grantors, in redemption of their shares of Series A Preferred Stock of Grantee, 100% of the issued and outstanding membership interests (the "APSG Interests") in American Physical Security Group, LLC, a Delaware limited liability company ("APSG"), and the Grantors own the APSG Interests in the proportion set forth on Schedule 1 attached hereto.

B.           In consideration of that acquisition and the other transactions contemplated by the Redemption Agreement, the Grantors agreed to grant to Grantee the option to purchase the APSG Interests on the terms and conditions set forth in this Agreement (the "Option").

C.           The parties have agreed to execute this Agreement to memorialize the terms and conditions on which the Grantors shall grant the Option to Grantee.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Option

1.1           Grant of Option.  In consideration of Grantee's covenants and agreements under the Redemption Agreement and this Agreement, Grantor hereby grants to Grantee an Option to purchase the APSG Interests at the Purchase Price and on the other terms and conditions set forth in this Agreement.

1.2           Option Term.  This Option may be exercised at any time during the period commencing on the Effective Date of this Agreement and ending on the date that is six (6) months thereafter (the "Option Term").

1.3           Purchase price.

(a)           Amount.  The purchase price (the "Purchase Price") for the APSG Interests upon exercise by Grantee of the Option shall be the sum of

(i)           $15,525,000 cash in United States Dollars plus

(ii)           The amount of the net investment made in APSG concurrently with and following the close of the transactions described in the Redemption Agreement and up to the closing of the purchase of the APSG Interests pursuant to the exercise of the Option (such period, the "Measuring Period").   The term "net investment" means the excess, if any, of (x) the amount of capital contributions made by the Grantors to APSG during the Measuring Period, over (y) the amount of distributions made by APSG to the Grantors with respect to the APSG Interests during the Measuring Period.   The amount of contributions and distributions shall be equal to the sum of the amount of cash so contributed or distributed.

(b)           Allocation.  The Purchase Price shall be allocated between the Grantors as follows:

(i)           The amount described in Section 1.3(a)(i) shall be allocated 93.5% to WCOF and 6.5% to CVF; and

(ii)           The amount described in Section 1.3(a)(ii) shall be allocated to the Grantors in the respective amount of the net investment that each such Grantor made in APSG during the Measuring Period.

(c)           Contributions and Distributions.  The Grantors shall maintain records of the contributions made to APSG and the distributions made by APSG to the Grantors during the Measuring Period, and upon request of Grantee during the Option Term, shall provide to Grantee an accounting thereof.

1.4           Limited Assignment Right.  The rights granted to Grantee in this Agreement are personal to Grantee and may not be assigned to any person or entity, except either (a) to a person or entity that acquires one hundred percent (100%) of the outstanding capital stock, whether by merger or stock purchase, or assets of Grantee, provided that at least three (3) days prior to the closing of any such acquisition, Grantee provides to Grantor written notice of such acquisition, including the identity of and contact information for the acquiror, or (b) to an assignee with the prior written approval of the Grantors, which approval may be withheld in the sole and absolute discretion of the Grantors.   Any assignee to whom Grantee is permitted to assign its rights under the foregoing clauses (a) and (b) is referred to herein as a "Permitted Assignee."

2.           Exercise of Option.

2.1           Exercise.

(a)           Manner of Exercise.  The Option granted herein may be exercised only by Grantee's delivering to Grantor prior to expiration of the Option Term a written notice of exercise (the "Exercise Notice"), which shall (i) recite that Grantee has irrevocably and unconditionally elected to purchase the APSG Interests at the Purchase Price, and (ii) designate the closing date for the purchase of the APSG Interests pursuant to this Agreement, which date shall be not more than seven (7) days following the date of delivery of the Exercise Notice.

(b)           Timely Exercise.  If Grantee:

(i)           Timely exercises the Option in accordance with the express terms of this Agreement, then Grantee shall be entitled and obligated to purchase the APSG Interests from Grantor, and Grantor shall be obligated to sell the APSG Interests to Grantee, pursuant to this Agreement.

(ii)           Fails to timely exercise the Option in accordance with the express terms of this Agreement, then at the expiration of the Option Term, the Option shall expire and Grantee shall have no further rights and Grantor shall have no further duties under this Agreement.

(c)           Closing.  The closing of the purchase of the APSG Interests pursuant to the Option shall take place at the offices of WCOF (or by facsimile or email delivery of closing documents) on the date specified on the Exercise Notice.  At the closing:

(i)           Each Grantor shall deliver to Grantee (A) a certificate, reciting the amount of the net investment made in APSG by such Grantor during the Measuring Period, and (B) an assignment of membership interest in commercially reasonable form reasonably acceptable to Grantee and sufficient to vest in the Grantee (or the Permitted Assignee, as applicable) title to the APSG Interests, free and clear of all liens and encumbrances.

(ii)           Grantee shall pay to Grantors in cash the Purchase Price.

2.2           Inspection Rights. Each Grantor covenants and agrees that during the Option Term, such Grantor shall cause APSG to permit Grantee, any Permitted Assignee, and their respective employees, auditors, legal counsel, and other authorized representatives designated by Grantee or a Permitted Assignee to visit, inspect, investigate and audit any of APSG's or its subsidiaries' properties, assets, contracts, operations, books of account, and other records, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as the Grantee or Permitted Assignee may reasonably request, during regular business hours, provided that Grantee or such Permitted Assignee, as applicable, shall have executed a commercially reasonable nondisclosure agreement restricting (i) the use of such information to solely the investigation of the exercise of the Option and purchase of the APSG Interests, and (ii) the disclosure of such information to any other person.

3.           State  and Federal Securities Laws

3.1           No Qualification.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF DELAWARE OR ANY OTHER STATE, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION PURSUANT TO THE LAWS OF THE STATE OF DELAWARE OR THE LAWS OF ANY STATE IN WHICH SUCH SALE OF SECURITIES OCCURS.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

3.2           Legend.  The certificates for the APSG Interests shall bear a legend in substantially the following form (and any other legend required by the SEC and the Commissioner of Corporations of the State of Delaware).

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF AN OPTION AGREEMENT DATED MARCH 21, 2011, BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO.  A COPY OF SUCH AGREEMENT AND ALL AMENDMENTS OR SUPPLEMENTS THERETO IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE ISSUER.  BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF SAID AGREEMENT AND ALL AMENDMENTS OR SUPPLEMENTS THERETO."

4.           Miscellaneous.

4.1           Notices.  All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when Personally delivered, (b) on the third (3rd)  business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a regulated public carrier or nationally recognized overnight commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the Party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such Party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 4.1.

4.2           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware, for the adjudication of any dispute under or in connection with this Agreement or the other documents or agreements contemplated hereby (including the Redemption Agreement and the documents and agreements executed in connection therewith, notwithstanding any provision therein to the contrary) or with any transaction contemplated hereby or thereby or discussed herein or therein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.3           Counterparts; electronic Signatures.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  This Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a Party by facsimile or email will be binding upon that Party to the same extent as a copy hereof containing that Party's original signature.

4.4           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

4.5           Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

4.6           Entire Agreement; Amendments.  This Agreement and the other Transaction Documents (as amended pursuant hereto) supersede all other prior oral or written agreements between the Grantors, the Grantee, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the Redemption Agreement (as amended pursuant hereto) and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Grantee nor any Grantor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Grantee and the Grantors holding a majority of the APSG Interests prior to the Closing (the "Required Holders"), and any amendment to this Agreement made in conformity with the provisions of this Section 4.6 shall be binding on all Grantors, as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable securities then outstanding.

4.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, including any purchasers of the Securities.  Grantee may assign this Agreement or any rights or obligations hereunder only (a) as set forth in Section 1.4, above, or (b) with the prior written consent of the Required Holders.  A Grantor may assign some or all of its rights hereunder without the consent of the Grantee, in which event such assignee shall be deemed to be a Grantor hereunder with respect to such assigned rights.

4.8           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

4.9           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.10         Construction.  This Agreement is the result of negotiations between the Parties and neither of the Parties entering into this Agreement has acted under any duress or compulsion, whether legal, economic or otherwise.  The Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared this Agreement or any earlier draft of the same.  In this Agreement, the word "Person" includes any individual, company, trust or other legal entity of any kind, and the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural.  Unless otherwise expressly indicated herein, the words "hereof," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to "Section" herein shall refer to the sections and paragraphs of this Agreement unless specifically stated otherwise.  The section and other headings, if any, contained in this Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

4.11           Independent Nature of Grantors’ Obligations and Rights.  The obligations of each Grantor under this Agreement are several and not joint with the obligations of any other Grantor, and no Grantor shall be responsible in any way for the performance of the obligations of any other Grantor under this Agreement.  Nothing contained herein, and no action taken by any Grantor pursuant hereto, shall be deemed to constitute the Grantors as, and the Grantee acknowledges that the Grantors do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Grantors are in any way acting in concert or as a group, and the Grantee will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Grantee acknowledges that the Grantors are not acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.  Grantee acknowledges and each Grantor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  Each Grantor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Grantor to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor and the Grantee have caused their respective signature page to this Membership Interest Option Agreement to be duly executed as of the date first written above.

GRANTEE:

AMERICAN DEFENSE SYSTEMS, INC.

By:
Name: Anthony Piscitelli
Title: Chief Executive Officer

Address, Facsimile No., & Email for Notices:

American Defense Systems, Inc.
230 Duffy Avenue, Unit C
Hicksville, NY 11801
Telephone:	(516) 390-5300
Facsimile:	(516) 390-5308
Email:
Attention:	Chief Executive Officer

With a copy to:

Jeffrey Houle, Esq.
DLA Piper
500 Eighth Street, NW
Washington, DC 20004
Telephone: (202) 799-4208
Facsimile: (202) 799-5208
Email: Jeffrey.Houle@dlapiper.com

[Signatures continued on following page]

Signature Page
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Membership Interest Option Agreement

[Signature page to Membership Interest Option Agreement continued]

GRANTOR/WCOF:

WEST COAST OPPORTUNITY FUND, LLC

By:
Name:
Title:

Address, Facsimile No., & Email for Notices:

West Coast Opportunity Fund, LLC
c/o West Coast Asset Management, Inc.
1205 Coast Village Road
Montecito, California 93108
Attention: R. Atticus Lowe
Telephone: (805) 653-5333
Facsimile No.: (805) 648-6466
Email: alowe@wcam.com

With a copy to:

Reicker, Pfau, Pyle & McRoy LLP
1421 State Street, Suite B
Santa Barbara, CA 93101
Telephone:	(805) 966-2440
Facsimile:	(805) 966-3320
Attention:	Michael E. Pfau, Esq.

[Signatures continued on following page]

Signature Page
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Membership Interest Option Agreement

[Signature page to Membership Interest Option Agreement continued]

"CVF:"

CENTAUR VALUE FUND, LP

By:
Name:
Title:

Address, Facsimile & Email Address for Notices:

Centaur Value Fund, LP
ATTN: Zeke Ashton
Southlake Town Square
1460 Main Street Suite 234
Southlake, Texas 76092
Telephone: (817) 488-9632
Facsimile No.: (817) 488-9648
Email: ZAshton@CentaurCapital.com

Signature Page
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Membership Interest Option Agreement

SCHEDULE 1
TO
MEMBERSHIP INTEREST OPTION AGREEMENT

Grantors' Ownership of APSG Interests

Grantor	Percentage of APSG Membership Interests

West Coast Opportunity Fund, LLC	93.5%

Centaur Value Fund, LP	6.5%

TOTAL:	100.0%